Exhibit 99.1

NEWS RELEASE                                                                            Contact:                       Derek Gaertner
For Immediate Release                                                                                                            580 2nd Street, Suite 102
     Encinitas, CA 92024
         Phone: (760) 479-5075

MACC Private Equities Inc.
Announces  Nasdaq Delisting Notification;  Prepares to File Appeal

ENCINITAS, CALIFORNIA — (March 23, 2010) — On March 16, 2010, MACC Private Equities, Inc. (the "Company") received a delisting determination letter from the staff of the Nasdaq Stock Market ("Nasdaq"), due to the Company's failure to regain compliance with the Nasdaq Capital Market's minimum bid price requirement for continued listing, set forth in Nasdaq Listing Rule 5550(a)(2).  Unless an appeal is filed, as discussed below, the Company's securities will be delisted from the Nasdaq Capital Market and the trading of the Company's common stock will be suspended at the opening of business on March 25, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company's securities from listing and registration on The Nasdaq Stock Market.

The Company expects to appeal the Nasdaq Staff's determination within seven days of receipt of the letter, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.  As stated above, if such an appeal is made, it will stay the suspension of the Company's securities and the filing of the Form 25-NSE until a hearing process concludes and the Hearing Panel has issued a written decision.  Failure to request a hearing within seven calendar days will result in the suspension of trading and delisting of the Company's common stock under the terms of the delisting determination letter.  The Company may either request an oral hearing or a hearing based solely on written submissions.  Hearings are typically scheduled 30 to 45 days from a company's request for a hearing date.  The Hearing Panel generally issues a written decision approximately 35 days after the hearing, but a company could receive a written decision sooner.  Based on this timeline, the Company expects to be issued a written decision from the Hearing Panel no sooner than 60 days from March 16, 2010. Therefore, if an appeal is made no delisting action will be taken before the hearing process concludes and the Hearing Panel has issued a written decision.  There can be no assurance that the Hearing Panel will grant the Company's request for continued listing in this written decision.

On September 15, 2009, the Company received a letter from Nasdaq notifying it that the bid price per share for the Company's common stock has closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, the Company no longer met the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). Pursuant to Listing Rule 5810(c)(3)(A), the Company had 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company's common stock was required to close above $1.00 for a minimum of ten consecutive trading days during this initial 180 calendar day period.  Alternatively, the Company was eligible for an additional 180 calendar day compliance period if it met the initial listing standards of The Nasdaq Capital Market, with the exception of bid price, at the end of the initial 180 calendar day grace period on March 15, 2010.  The Company failed to meet these initial listing criteria and as a result did not qualify for any additional grace period under the Listing Rules.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

OMA-303386-2

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC  pursuant to the safe-harbor provisions of the 1995 Act, and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2009, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.  #     #     #

OMA-303386-2